UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2009
Flagstar Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Michigan	1-16577	38-3150651
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5151 Corporate Drive, Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)
(248) 312-2000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
     This Form 8-K is being filed for the purpose of providing updated regulatory information and additional business and financial information, the nature of which will be included in the next Annual Report on Form 10-K to be filed by Flagstar Bancorp, Inc. (“Flagstar” or the “Company”)

Item 8.01. Other Events
     The information in this Item 8.01 is being filed with the Securities and Exchange Commission and not furnished.
Regulatory Developments
     The following disclosure will be included under “Prospectus Summary — Regulatory Developments” in the Pre-Effective Amendment No. 1 to its Registration Statement on Form S-3 (Registration No. 333-162823) (the “Form S-3”) to be filed by the Company. To the extent this disclosure is inconsistent with the Company’s Current Report on Form 8-K filed on December 14, 2009 (the “Previous Form 8-K”), this disclosure supercedes the disclosure included in the Previous Form 8-K.
     The Company and the Bank are subject to regulatory requirements and restrictions in the ordinary course of business. While the Company and the Bank are not currently subject to a formal agreement with the regulators, additional regulatory restrictions currently apply to them. The additional regulatory restrictions include prohibiting:
•	asset growth in an amount that exceeds new interest credited on deposit liabilities during the applicable quarter without the prior written approval of the Office of Thrift Supervision (the “OTS”);
•	the acceptance, renewal or roll over of any brokered deposits without the prior non-objection of the OTS;
•	the declaration or payment of dividends or capital distributions, including the repurchase or redemption of capital stock, without the prior written approval of the OTS;
•	the appointment, or change in responsibilities, of any director or senior executive officer without the prior notification of the OTS;
•	indemnification and severance payments without complying with regulatory requirements regarding such payments;
•	the entrance into, or renewal, extension or revision of any contractual arrangement related to compensation or benefits with any directors or senior executive officer without providing prior written notice to the OTS;
•	the entrance into and arrangement or contract with a third party provider that is significant to our overall operations or financial condition or outside of normal course of business without the non-objection of the OTS; and
•	the entrance into transactions with affiliates without complying with regulatory requirements.
     At this time, the only restriction that the Company believes could have a material effect on it or the Bank is the restriction on brokered deposits. As of the date that the regulatory restrictions were imposed, the Bank had $2.4 billion of brokered deposits, of which $372.2 million are CDARS deposits, 88.7% of which are scheduled to mature in 2010. The maturities of the brokered deposits, in the aggregate, are as follows: $668.4 million with a scheduled maturity on or before June 30, 2010, $796.2 million with a scheduled maturity between July 1, 2010 and December

31, 2010, $537 million with a scheduled maturity in 2011, and $387.3 million with a scheduled maturity in 2012 or later. The Company and the Bank have requested a waiver of the brokered deposit restriction as it relates to the acceptance of CDARS deposits, and the Company and the Bank intend to seek a broader approval, waiver or modification of the brokered deposit restriction, as well as any other restriction that the Company believes may have an adverse affect on its operations and the operations of the Bank in the future. If the requests are not granted, the Company and the Bank intend to utilize other funding sources, including non-CDARS retail deposits and FHLB advances to replace maturing brokered deposits, while at the same time continuing their efforts to reduce assets through sales. There can be no assurance that any or all of the Company’s and the Bank’s requests to approve, waive or modify the regulatory restrictions will be granted, or that their efforts to utilize other funding sources or to sell assets will be successful.
     The Company and the Bank intend to request approval, waiver or modification of any of these restrictions that could have an adverse effect on our operations and the operations of the Bank. In addition, the Company’s board of directors formed a special committee comprised of independent directors to explore whether a capital offering was appropriate and achievable in a timely manner to address concerns of the regulators. MP Thrift has indicated its current intention to purchase at least $300 million (and up to its pro rata share, in its discretion) of common stock to be offered in the rights offering. However, MP Thrift reserves the right, in its sole discretion, not to make such an investment. In exercising that discretion, MP Thrift has indicated that it will consider, at the time of its investment decision, factors it deems relevant, including the satisfactory resolution of any material regulatory constraints on management’s ability to implement and execute its current business plan.
     The Company and the Bank anticipate that the regulators will impose further requirements and restrictions on them, which, depending on the success of the capital offering, could impede their ability to execute on the business plan. The Company and the Bank expect that such further requirements and restrictions, when imposed, will come in the form of a formal agreement. In addition to the regulatory restrictions discussed above, the Company and the Bank believe that any formal agreement may require them to increase the Bank’s capital to specific minimum capital ratios and to reduce the level of classified assets. Notwithstanding the fact that the Company and the Bank have not entered into a formal agreement, they are currently in the process of complying with the regulatory requirements and restrictions that they are currently under, including the restriction on brokered deposits, and they are operating in a manner that enhances and preserves their capital ratios. Notwithstanding these actions that the Company and the Bank are now taking, failure to comply with any such restriction, or any formal agreement that is entered into, could result in the initiation of further action by the OTS.
Updated Business and Financial Disclosure
     Flagstar Bancorp, Inc. (the “Company”) is filing the disclosure set forth below to provides stockholders with updated business and financial disclosure to be included in the indicated sections of the Company’s next Annual Report on Form 10-K (the “Updated Disclosure”). Please note that the Updated Disclosure includes information through September 30, 2009 and will be modified to reflect information through December 31, 2009 in the Company’s upcoming Annual Report on Form 10-K. The Company is filing the Updated Disclosure for the purpose of incorporating it into the Company’s Registration Statement on Form S-3 (Registration No. 333-162823) (the “Registration Statement”).
     Replace the current disclosure under “Item 1. BUSINESS — Operating Segments — Home Lending Operation — Underwriting” with the following disclosure:
     In past years, we originated a wide variety of residential mortgage loans, both for sale and for our own portfolio, including fixed rate first and second lien mortgage loans, ARMs, interest only mortgage loans both ARM and fixed, potential negative amortization payment option ARMs (option power ARMs), subprime loans, and HELOCs. We also originated commercial real estate loans for our own portfolio.
     As a result of our increasing concerns about national economic conditions, in 2007 we began to reduce the number and types of loans that we originated for our own portfolio rather than for sale into the secondary market. In 2008, we halted originations of virtually all types of loans for our held-for-investment portfolio and focused on the origination of residential mortgage loans for sale. In addition, we increased our monitoring of real estate valuations throughout our held-for-investment portfolio. However, we generally do not obtain updated appraisals or broker price opinions on our mortgage or HELOC loans until such loans enter the foreclosure process.

     During 2009, we primarily originated residential mortgage loans for sale that conformed to the respective underwriting guidelines established by each Agency program.
     First Mortgage Loans.
     At September 30, 2009, most of our held-for-investment mortgage loans were originated in prior years with underwriting criteria that varied by product and with the standards in place at the time of origination.
     Set forth below is a table describing the characteristics of the first mortgage loans at the dates indicated in our held-for-investment portfolio, by year of origination (also referred to as the vintage year, or vintage).

($ in thousands)	Prior to 2007	December 31, 2007	December 31, 2008	September 30, 2009	Total
Unpaid Principal Balance	$3,311,949	$1,818,474	$109,863	$25,042	$5,265,328
Average Note Rate	5.35%	6.26%	6.29%	5.64%	5.69%
Average Original FICO Score	716	720	692	692	717
Average Original Loan-to-Value Ratio	73.99	74.56	82.97	81.87	74.41
Average Original Combined Loan-to-Value Ratio	77.59	77.51	84.43	87.98	77.76
Underwritten with low or stated income documentation	32%	56%	19%	7%	40%
     First mortgage loans are underwritten on a loan-by-loan basis rather than on a pool basis. Generally, mortgage loans produced through our production channels are reviewed by one of our in-house loan underwriters or by a contract underwriter employed by a mortgage insurance company. However, certain of our correspondents have delegated underwriting authority but this never comprised more than 15% of the loans. In all cases, loans must be underwritten to Flagstar’s standards. Any loan not underwritten by a Flagstar-employed underwriter must be warranted by the underwriter’s employer, whether it is a mortgage insurance company or correspondent mortgage company.
     Our criteria for underwriting generally included, but were not limited to, full documentation of borrower income and other relevant financial information, fully indexed rate consideration for variable loans, and Agency eligible loan-to-value ratios with full appraisals when required. Variances from any of these standards were permitted only to the extent allowable under the specific Agency’s program requirements. These included the ability to originate loans with less than full documentation and variable rate loans with an initial interest rate less than the fully indexed rate. Mortgage loans were collateralized by a first or second mortgage on a one-to-four family residential property.
     In general, loan balances under $1,000,000 required a valid Agency automated underwriting system (“AUS”) response for approval consideration. Documentation and ratio guidelines were driven by the AUS response. A FICO credit score for the borrower was required and a full appraisal of the underlying property that would serve as collateral was obtained.
     For loan balances over $1,000,000, traditional manual underwriting documentation and ratio requirements were required as were two years plus year to date of income documentation and two months of bank statements. Income documentation based solely on a borrower’s statement was an available underwriting option for each loan category. Even so, in these cases employment of the borrower was verified under the vast majority of loan programs, and income levels were usually checked against third party sources to confirm validity.
     We believe that our underwriting process, which relies on the electronic submission of data and images and is based on an award-winning imaging workflow process, allows for underwriting at a higher level of accuracy and with more timeliness than exists with processes which rely on paper submissions. We also provide our underwriters with integrated quality control tools, such as automated valuation models (“AVMs”), multiple fraud detection engines and the ability to electronically submit IRS Form 4506s, to ensure underwriters have the information that they need to make informed decisions. The process begins with the submission of an electronic application and an initial determination of eligibility. The application and required documents are then faxed or uploaded to our corporate underwriting department and all documents are identified by optical character recognition or our underwriting staff. The underwriter is responsible for checking the data integrity and reviewing credit. The file is then reviewed in accordance with the applicable guidelines established by us for the particular product. Quality control checks are performed by the underwriting department using the tools outlined above, as necessary, and a decision is then made and communicated to the prospective borrower.
     The following table identifies, at September 30, 2009, our held-for-investment mortgages by major category and describes the current portfolio with unpaid principal balance, average note rate, average original FICO score, average original combined loan-to-value ratio (“CLTV”), the weighted average maturity and the related housing price index. The housing price index (“HPI”) loan-to-value (“LTV”) is updated based on Metropolitan Statistical Area (“MSA”)-level OFHEO data. The only loans categorized as subprime, comprising only 0.1% of the portfolio of first liens, were originated using loan underwriting guidelines that were established by mortgage companies such as Countrywide and New Century. Within the first lien residential mortgage loan portfolio, high LTV loan originations, defined as loans with a 95% LTV or greater, comprised only 6% of our held-for-investment loan portfolio. Our risk of loss on these loans is mitigated because private mortgage insurance was required on the vast majority of loans with LTVs exceeding 80% at the time of origination.

				Average
			Average	Original
	Unpaid	Average	Original	Combined	Weighted	Housing
	Principal	Note	FICO	Loan-to-	Average	Price
($ in thousands)	Balance	Rate	Score	Value Ratio	Maturity	Index
First mortgage loans:
Amortizing:
3/1 ARM	$285,275	5.10%	689	81.77	286	78.37
5/1 ARM	$749,584	5.19%	717	74.70	301	68.83
7/1 ARM	$99,481	5.56%	729	73.60	304	74.59
Other amortizing	$1,077,412	6.15%	708	76.30	286	80.89
Interest only:
3/1 ARM	$404,560	5.40%	723	81.46	274	82.92
5/1 ARM	$1,660,441	5.55%	722	78.79	306	82.83
7/1 ARM	$137,756	6.13%	728	74.98	313	90.60
Other interest only	$561,362	6.15%	723	78.55	319	93.75
Option ARMs	$283,334	5.97%	720	76.85	330	99.36
Subprime	$6,123	7.54%	610	87.95	288	100.99

Total first mortgage loans	$5,265,328	5.69%	717	77.76	300	82.33
Second mortgages	$235,096	8.44%	733	89.28	157	22.08
HELOC’s	$316,498	5.35%	739	80.86	77	25.09
     In addition to the above information, 39% of the loans underwritten in prior years had income or asset documentation requirements that were less than those now being imposed. Substantially all of those loans were underwritten with verification of employment but with the related job income or personal assets, or both, stated by the borrower without verification of actual amount. Those loans may have additional elements of risk since information provided by the borrower in connection with the loan was limited.
     The following table sets forth characteristics of those loans in our held for investment portfolio as of September 30, 2009 that were originated with less documentation than is currently required. Loans as to which underwriting information was accepted from a borrower without validating that particular item of information is referred to as “low doc” or “stated,” and loans as to which underwriting information was supported by third party documentation or procedures is referred to as “full doc” and the information therein is referred to as “verified.” Also set forth are different types of loans that may have a higher risk of non-collection than other loans.

	Low Doc
	% of	Unpaid
	Held-for-Investment	Principal
($ in thousands)	Portfolio	Balance
Characteristics
SISA (stated income, stated asset)	3%	$214,363
SIVA (stated income, verified assets)	17%	$1,400,655
High LTV (i.e., at or above 95%)	0%	$22,566
Second lien products (HELOCs, 2nd mortgages)	2%	$163,126
Loans with initial teaser rate that have not reset	0%	$—
Loan types:
Option ARM loans	2%	$199,865
Interest-only loans	15%	$1,203,929
Subprime	0%	$3,212
ARMs
     Of the ARM loans held for investment, 94% do not have the potential for negative amortization. These loans were originated using Fannie Mae and Freddie Mac guidelines as a base framework, and the debt-to-income ratio guidelines and documentation typically followed the AUS response. The maximum ratios allowable for purposes of both the LTV ratio and the CLTV ratio, which includes second mortgages on the same collateral was 100%, but subordinate (i.e., second mortgage) financing was not allowed over a 95% LTV ratio. At a 100% LTV ratio, the minimum acceptable FICO score, or the “floor,” was 700, and at lower LTV ratio levels, the FICO floor was 620. All occupancy and specific-purpose loan types were allowed at lower LTVs. At times ARMs were underwritten at an initial rate, also known as the “start rate”, that was lower that the fully indexed rate but only for loans with lower LTV ratios and higher FICO scores. Other ARMs were either underwritten at the note rate if the initial fixed term was two years or greater, or at the note rate plus two percentage points if the initial fixed rate term was six months to one year.
     Adjustable rate loans were not consistently underwritten to the fully indexed rate until the Interagency Guidance on Nontraditional Mortgage Products, issued by the federal banking regulatory agencies, was released in 2006. Teaser rates, i.e., the initial rate on the loan was discounted from the otherwise applicable fully indexed rate were only offered for the first three months of the loan term, and then only on a portion of Adjustable Rate Mortgages (“ARMs”) that had been the negative amortization payment option available and HELOCs. Due to the seasoning of our portfolio all borrowers have adjusted out of their teaser rates at this time.
     Option power ARMs, comprising 6% of the first mortgage portfolio, are adjustable rate mortgage loans that permit a borrower to select one of three monthly payment options when the loan is first originated: (i) a principal and interest payment that would fully repay the loan over its stated term, (ii) an interest-only payment that would require the borrower to pay only the interest due each month but would have a period (usually 10 years) after which the entire amount of the loan would need to be repaid (i.e., a balloon payment) or refinanced, and (iii) a minimum payment amount selected by the borrower and which might exclude principal and some interest, with the unpaid interest added to the balance of the loan (i.e., a process known as “negative amortization”).
     Option power ARMS were originated with maximum LTV and CLTV ratios of 95%; however, subordinate financing was only allowed for LTVs of 80% or less. At higher LTV/CLTV ratios, the FICO floor was 680, and at lower LTV levels the FICO floor was 620. All occupancy and purpose types were allowed at lower LTVs. The negative amortization cap, i.e., the sum of a loan’s initial principal balance plus any deferred interest payments, divided by the original principal balance of the loan, was generally 115%, except that the cap in New York was 110%. In addition, for the first five years, when the new monthly payment due is calculated every twelve months, the monthly payment amount could not increase more than 7.5% from year to year. By 2007, option power ARMs were underwritten at the fully indexed rate rather than at a start rate. At [September 30, 2009], we had $283.3 million of option power ARM loans in our held-for-investment loan portfolio, and the amount of negative amortization reflected in the loan balances at September 30, 2009 was $16.0 million.

     Set forth below is a table describing the characteristics of our ARM loans at the dates indicated in our held-for-investment portfolio, by year of origination.

	Prior to 2007	December 31, 2007	December 31, 2008	September 30, 2009	Total
($ in thousands)
Unpaid Principal Balance	$2,864,350	$899,017	$50,977	$14,489	$3,828,834
Average Note Rate	5.23%	6.18%	6.05%	5.57%	5.47%
Average Original FICO Score	717	720	716	683	717
Average Original Loan-to-Value Ratio	74.31	74.95	80.69	77.11	74.55
Average Original Combined Loan-to-Value Ratio	78.24	78.28	84.24	87.31	78.36
Underwritten with low or stated income documentation	34%	59%	22%	12%	40%
Borrowers electing to make less than full interest payments	6%	35%	4%	3%	13%

     Set forth below is a table describing characteristics specifically of option power ARMs, by year of origination:

	Prior to 2007	December 31, 2007	December 31, 2008	September 30, 2009	Total
($ in thousands)
Unpaid Principal Balance	$82,727	$200,608	$—	$—	$283,334
Average Note Rate	6.24%	5.31%	—	—	5.97%
Average Original FICO Score	710	724	—	—	720
Average Original Loan-to-Value Ratio	72.96	72.64	—	—	72.73
Average Original Combined Loan-to-Value Ratio	75.95	77.19	—	—	76.85
Underwritten with low or stated income documentation	$44,884	$154,981	$—	$—	$199,865
Underwritten at a start rate (i.e., less than the fully indexed rate)	$—	$—	$—	$—	—
Borrowers electing to make less than full interest payments ($)	$75,129	$194,525	$—	$—	$269,654
Borrowers electing to make less than full interest payments (percentage of total ARMS)	3%	22%	—	—	7%
Amount of negative amortization (i.e., deferred interest) recorded as interest income during period	$5,266	$10,719	$—	$—	$15,985
     Set forth below as of September 30, 2009, are the amounts of interest income arising from the net negative amortization portion of loans and recognized in the periods noted (in thousands):

	Unpaid Principal Balance of	Amount of Net Negative
	Loans in Negative	Amortization recorded as interest
	Amortization At Year-End	income during period
2009	$361,792	$17,694
2008	$314,961	$14,787
2007	$98,656	$4,244
     Set forth below are the frequencies at which the ARM loans, which totaled $3.8 billion at September 30, 2009 [to be updated for December 31, 2009], will reprice (in thousands):

($ in thousands)	September 30, 2009
Reset Frequency	# of loans	Balance	% of the total
Monthly	288	$89,142	2%
Semi-Annually	6,962	2,467,355	65%
Annually	6,715	1,228,943	33%
Total	13,965	$3,785,440	100%

     Set forth below as of September 30, 2009 [to be updated for December 31, 2009], are the amounts of the ARM loans in our held-for-investment loan portfolio with interest rate reset dates in the periods noted. As noted in the above table, loans may reset more than once over a three-year period. Accordingly, the table below may include the same loans in more than one period (in thousands):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2010	$821,281	$1,040,208	$1,084,376	$1,133,040
2011	$1,089,338	$1,188,018	$1,143,763	$1,229,298
2012	$1,220,741	$1,455,642	$1,467,275	$1,449,314
Later years (1)	$1,444,6441	$1,487,400	$1,515,521	$1,505,686

(1)	Later years reflect one reset period per loan.
     The ARM loans were originated with interest rates that are intended to adjust, i.e., reset or reprice, within a range of an upper limit, or “caps,” and a lower limit, or “floor.” The loans in our portfolio have caps and floors that range from 10.9% to 2.8%, respectively, with the actual range dependent on the type of loan product actually held by a borrower.
     Generally, the higher the cap, the more likely a borrower’s monthly payment could undergo a sudden and significant increase due to an increase in the interest rate when a loan reprices. Such increases could result in the loan becoming delinquent if the borrower was not financially prepared at that time to meet the higher payment obligation. In the current lower interest rate environment, ARM loans have generally repriced downward, providing the borrower with a lower monthly payment rather than a higher one. As such, these loans would not have a material change in their likelihood of default due to repricing.
     Interest Only Mortgages
     Both adjustable and fixed term loans were offered with a 10-year interest only option. These loans were originated using Fannie Mae and Freddie Mac guidelines as a base framework. We generally applied the debt-to-income ratio guidelines and documentation using the AUS Approve/Accept response requirements. The LTV and CLTV maximum ratios allowable were each 100%, but subordinate financing was not allowed over a 95% LTV ratio. At a 100% LTV ratio, the FICO floor was 700, and at lower LTV levels, the FICO floor was 620. All occupancy and purpose types were allowed at lower LTVs. Lower LTV and high FICO ARMs were underwritten at the start rate, while other ARMs were either underwritten at the note rate if the initial fixed term was two years or greater, and the note rate plus two percentage points if the initial fixed rate term was six months to one year.
     Set forth below is a table describing the characteristics of the interest only mortgage loans at the dates indicated in our held-for-investment portfolio, by year of origination.

	Prior to	December 31,	December 31,	September 30,
	2007	2007	2008	2009	Total
($ in thousands)
Unpaid Principal Balance	$1,818,334	$925,280	$22,072	$1,150	$2,766,835
Average Note Rate	5.40%	6.22%	6.39%	4.95%	5.68%
Average Original FICO Score	723	721	749	650	722
Average Original Loan-to-Value Ratio	74.20	75.05	78.97	70.61	74.52
Average Original Combined Loan-to-Value Ratio	79.27	78.33	79.44	70.61	78.96
Underwritten with low or stated income documentation	36%	48%	22%	0%	43%

     Second Mortgages
     The majority of second mortgages we originated were closed in conjunction with the closing of the first mortgages originated by us. We generally required the same levels of documentation and ratios as with our first mortgages. For second mortgages closed in conjunction with a first mortgage loan that was not being originated by Flagstar, our allowable debt-to-income ratios for approval of the second mortgages were capped at 40%-45%. In the case of a loan closing in which full documentation was required and the loan was being used to acquire the borrower’s primary residence, we allowed a CLTV ratio of up to 100%; for similar loans that also contained higher risk elements, we limited the maximum CLTV to 90%. FICO floors ranged from 620 to 720, and fixed and adjustable rate loans were available with terms ranging from five to 20 years.
     Set forth below is a table describing the characteristics of the second mortgage loans at the dates indicated in our held-for-investment portfolio, by year of origination.

	Prior to	December 31,	December 31,	September 30,
($ in thousands)	2007	2007	2008	2009	Total
Unpaid Principal Balance	$38,507	$177,288	$17,699	$1,602	$235,096
Average Note Rate	8.05%	8.58%	8.07%	6.96%	8.44%
Average Original FICO Score	717	735	753	712	733
Average Original Loan-to-Value Ratio	21.80	19.65	18.84	17.37	19.92
Average Original Combined Loan-to-Value Ratio	89.53	90.23	78.78	93.80	89.28
     HELOCs
     The majority of home equity lines of credit (“HELOCs”) loans were closed in conjunction with the closing of related Flagstar-originated first mortgages. Documentation requirements for HELOC applications were generally the same as those required of borrowers for the Flagstar first mortgages, and debt-to-income ratios were capped at 50%. For HELOCs closed in conjunction with the closing of a first mortgage loan that was not being originated by Flagstar, our debt-to-income ratio requirements were capped at 40-45% and the LTV was capped at 80%. The qualifying payment varied over time and included terms such as either 0.75% of the line amount or the interest only payment due on the full line based on the current rate plus 0.5%. HELOCs were available in conjunction with primary residence transactions that required full documentation, and the borrower was allowed a CLTV ratio of up to 100%.; for similar loans that also contained higher risk elements, we limited the maximum CLTV to 90%. FICO floors ranged from 620 to 720. The HELOC terms called for monthly interest-only payments with a balloon principal payment due at the end of 10 years. At times, initial teaser rates were offered for the first three months.
     Set forth below is a table describing the characteristics of the HELOCs at the dates indicated in our held-for-investment portfolio, by year of origination.

	Prior to	December 31,	December 31,	September 30,
($ in thousands)	2007	2007	2008	2009	Total
Unpaid Principal Balance	$165,319	$126,691	$24,488	$—	$316,498
Average Note Rate	5.36%	5.58%	4.15%	—	5.35%
Average Original FICO Score	731	739	756	—	739
Average Original Loan-to-Value Ratio	25.07	24.24	23.77	—	24.88
Average Original Combined Loan-to-Value Ratio	79.74	82.50	74.45	—	80.86

     Commercial Loans
     While our primary product is single-family residential first mortgage loans originated or acquired by our home lending operation, our banking operation has in the past offered consumer and commercial financial loan products and services to individuals and to small to middle market businesses.
     Our commercial loan portfolio is primarily comprised of commercial real estate (CRE) loans that are collateralized by real estate properties intended to be income-producing in the normal course of business. We mitigate our risk on these loans by requiring collateral values that exceed the loan amount and by underwriting the loan with required cash flows in excess of the debt service requirement. These loans are made to finance properties and are repaid through cash flows related to the operation, sale, or refinancing of the property.
     During 2006 and 2007, we placed an increased emphasis on commercial real estate lending and on the expansion of our commercial lending business as a diversification from our national residential mortgage lending platform. During 2008 and 2009, as a result of continued economic concerns, we funded commercial loans that had previously been underwritten and approved but otherwise halted new commercial lending activity.
     The primary factors considered in past commercial credit approvals were the financial strength of the borrower, assessment of the borrower’s management capabilities, industry sector trends, type of exposure, transaction structure, and the general economic outlook. Commercial loans were made on a secured, or in limited cases, on an unsecured basis, with a vast majority also being collateralized by personal guarantees of the principals of the borrowing business. Assets used as collateral for secured commercial loans required an appraised value sufficient to satisfy our loan-to-value ratio requirements. We also generally required a minimum debt-service-coverage ratio, other than for development loans, and considered the enforceability and collectability of any relevant guarantees and the quality of the collateral.
     At September 30, 2009, our commercial real estate loan portfolio totaled $1.7 billion, or 22.1% of our investment loan portfolio, and our non-real estate commercial loan portfolio was $13.8 million, or 0.2% of our investment loan portfolio. At December 31, 2008, our commercial real estate loan portfolio totaled $1.8 billion, or 19.6% of our investment loan portfolio, and our non-real estate commercial loan portfolio was $24.7 million, or 0.3% of our investment loan portfolio. During 2009, we originated $29.9 million of commercial loans versus $206.0 million in 2008.
     At September 30, 2009, our commercial real estate loans were geographically concentrated in a few states with approximately $0.9 billion or 53.9% of all commercial loans located in Michigan, $238.1 million (13.9%) located in Georgia and $166.9 million (9.7%) located in California.
     In commercial lending, ongoing credit management is dependent upon the type and nature of the loan. We monitor all significant exposures on a regular basis. Internal risk ratings are assigned at the time of each loan approval and are assessed and updated with each monitoring event. The frequency of the monitoring event is dependent upon the size and complexity of the individual credit, but in no case less frequently than every 12 months. Current commercial collateral values are updated more frequently if deemed necessary as a result of impairments of specific loan or other credit or borrower specific issues. We continually review and adjust our risk rating criteria and rating determination process based on actual experience. This review and analysis process also contributes to the determination of an appropriate ALLL amount for our commercial loan portfolio.

     The following table identifies our commercial loan portfolio by major category and selected criteria at September 30, 2009:
As of September 30, 2009 [update at December 31, 2009]

	Unpaid
	Principal	Average	Commercial Loans on Non-
($ in thousands)	Balance	Note Rate	accrual Status
Commercial Real Estate loans:
Fixed rate	$841,608	7.2%	$159,262
Adjustable rate	844,084	8.9%	254,654

Total commercial real estate	$1,685,692	8.1%	$413,916
Commercial Non-Real Estate loans:
Fixed rate	$6,774	6.4%	$805
Adjustable rate	7,032	6.7%	5,081

Total commercial non-real estate	$13,806	6.6%	$5,886
     We also continue to offer warehouse lines of credit to other mortgage lenders. These commercial lines allow the lender to fund the closing of a residential mortgage loan. Each extension or drawdown on the line is collateralized by the residential mortgage loan being funded, and in many cases, we subsequently acquire that loan. Underlying mortgage loans must be originated based on our underwriting standards. These lines of credit are, in most cases, personally guaranteed by one or more qualified principal officers of the borrower. The aggregate amount of warehouse lines of credit granted to other mortgage lenders at September 30, 2009, was $1.1 billion, of which $425.9 million was outstanding, as compared to, $1.1 billion granted at December 31, 2008, of which $434.1 million was outstanding.
     Supplement the disclosure under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Quality of Earning Assets, Allowance for Loan Losses” with the following disclosure:
     Risks related to interest-only mortgage loan products and adjustable rate loans in determining the adequacy of the allowance are similarly based upon consideration of the historical loss rates associated with those types of loans. Such loans are included within first mortgage residential loans, as to which we establish a reserve based on a number of factors, such as days past due, delinquency and severity rates in the portfolio, loan-to-value ratios based on most recently available appraisals or broker price opinions, and availability of mortgage insurance or government guarantees. The severity rates used in the determination of the adequacy of the allowance for loan losses are indicative of, and thereby inclusive of consideration of, declining collateral values. In the current low-interest rate environment, future resets of interest rates on adjustable rate loans (which are estimated to apply to $1.7 billion of loans for 2010) are generally expected to result in identical or lower rates for the borrowers.
     Supplement the disclosure under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Results of Operations, Net Interest Income” with the following disclosure:
     Our interest income also includes the amount of negative amortization (i.e., deferred interest) arising from our option ARM loans. See “Item 1 —Business — Operating Segments — Home Lending Operation —Underwriting.” The amount of net negative amortization included in our interest income during nine months ended September 30, 2009, 2008 and 2007 were $17.7 million, $14.8 million and $4.2 million, respectively.
     Supplement, and where applicable replace, the disclosure under “Item 8. Financial Statements and Supplementary Data, Note 8 — Private-label Securitization Activity” with the following disclosure:
     FSTAR 2005-1. With respect to this securitization, Flagstar carried a residual interest of $2.1 million as of November 30, 2009. At the same time, Flagstar had a carrying value of $19.1 million in transferor’s interests. However, we did not view these transferor’s interests as being at risk of loss because (i) there were no outstanding claims owed to the note insurer at that time, (ii) we continued to receive cash flows on the interest payments associated with the transferor’s interest, (iii) increases in transferor’s interests gave rise to increases in the cash inflow into the securitization trust that thereby improved the relative credit positions of all parties to the securitization, and (iv) the structure of the securitization provided for losses in the transaction to be shared equally,

i.e., pari passu, among the parties rather than being borne solely or primarily by Flagstar. As such, we determined that a SFAS 5 liability (now codified within ASC Topic 450, “Contingencies,”) did not arise and therefore a recording of a liability was not warranted.
     At the same time, to minimize its overall exposure to continued growth of the transferor’s interests with respect to this securitization, Flagstar exercised its rights under each of the underlying loan contracts with borrowers to prohibit further draws on the HELOC credit lines if the borrowers no longer satisfied the credit criteria (e.g., LTV ratios, FICO scores, loan repayment requirements, debt-to-income ratios) on which approval of the HELOC had been based. As of September 30, 2009, approximately 56.4% (by dollar value) and 62.1% (by units) of the loans in the underlying securitization pool were subject to these prohibitions.
     Through November 30, 2009, Flagstar continued to have a residual interest in the securitization and all other characteristics described above were unchanged. As such, no accrual for possible loss under SFAS 5 (now codified within ASC Topic 450, “Contingencies,”) was warranted.
     FSTAR 2006-2. With respect to this securitization, as of November 30, 2009, the residual interests had a fair value of $0. The fair value of the residual interest had been written down to $0 since the third quarter of 2008. At November 30, 2009, outstanding claims due to the note insurer were $39.9 million and based on our internal model, we believed that because of the claims due to the note insurer and continuing credit losses on the loans underlying the securitization, the carrying amount of the transferor’s interest was $0. Also, during the fourth quarter 2009, Flagstar determined that the transferor’s interests had deteriorated to the extent that a SFAS 5 (now codified within ASC Topic 450, “Contingencies,”) liability was required to be recorded. During the period, Flagstar recorded a liability of $7.6 million to reflect the expected liability arising from losses on future draws associated with this securitization. In determining this liability, Flagstar (i) assumed no further draws would be made with respect to those HELOCs as to which further draws were currently prohibited, (ii) the remaining HELOCs would continue to operate in the same manner as their historical draw behavior indicated, as measured on an individual loan basis and on a pool drawdown basis, and (iii) that any draws actually made and therefore recognized as transferor’s interests by Flagstar would have a loss rate of 100%. Flagstar expects to review the amount of this liability at least quarterly and adjust it accordingly.
     At the same time, to minimize its overall exposure to continued growth of the transferor’s interests, Flagstar exercised its rights under each of the underlying loan contracts with borrowers to prohibit further draws on the HELOC credit lines if the borrowers no longer satisfied the credit criteria (e.g., LTV ratios, FICO scores, loan repayment requirements, debt-to-income ratios) on which approval of the HELOC had been based.
     During the third quarter 2009, Flagstar noted further deterioration of the credit quality of the loan pool under this securitization. At the same time, Flagstar continued to exercise its rights, on a loan-by-loan basis, to identify those HELOCs which no longer satisfied the loan approval requirements and to prohibit further draws as a result. As of September 30, 2009, approximately 65.6% (by dollar value) and 66.4% (by units) of the loans in the underlying securitization pool were subject to these prohibitions. As of September 30, 2009, Flagstar had reduced its carrying value of the transferor’s interests associated with this securitization to $5.0 million.
     Through November 30, 2009, Flagstar determined that the transferor’s interests had deteriorated to the extent that a SFAS 5 (now codified within ASC Topic 450, “Contingencies,”) liability was required to be recorded. During the period, Flagstar wrote down the remaining $5.0 million of such transferor’s interest and recorded a liability of $7.6 million to reflect the expected liability arising from future transferor’s interests associated with this securitization. In determining this amount, Flagstar (i) assumed no further draws would be made with respect to those HELOCs as to which further draws were currently prohibited, (ii) the remaining HELOCs would continue to operate in the same manner as their historical draw behavior indicated, as measured on an individual loan basis and on a pool drawdown basis, and (iii) that any draws actually made and therefore recognized as transferor’s interests by Flagstar would have a loss rate of 100%. Flagstar expects to review the amount of this liability at least every quarter and adjust it accordingly.
     Supplement, and where applicable replace, the disclosure under “Item 8. Financial Statements and Supplementary Data, Note 8 — Private-label Securitization Activity” with the following disclosure:
     The table below identifies separately for each HELOC trust: (i) the notional amount of the unfunded commitment under the Company’s contractual arrangements, (ii) unfunded commitments that have been frozen or suspended because the borrowers do not currently meet the contractual requirements under their home equity line of credit with the Company, and (iii) the amount currently fundable because the underlying borrowers’ lines of credit are still active:
As of November 30, 2009

($ in thousands)	FSTAR 2005-1	FSTAR 2006-2	Total
Notional Amount of Unfunded Commitments (1)	$45,290	$42,597	$87,887
Frozen or Suspended Unfunded Commitments	$20,571	$24,750	$45,341
Unfunded Commitments Still Active	$24,719	$17,846	$42,565
(1) The Company’s total potential funding obligation is dependent on both (a) borrower behavior (e.g., the amount of additional draws requested) and (b) the contractual draw period (remaining term) available to the borrowers. Because borrowers can make principal payments and restore the amounts available for draws and then borrow additional amounts as long as their lines of credit remain active, the funding obligation has no specific limitation and it is not possible to define the maximum funding obligation. However, we expect that the call provision of this securitization pool will be reached in 2015 and our exposure will be substantially mitigated at that time, based on prepayment speeds and losses in our cash flow forecast.
     As discussed above, we do not believe that a liability has been incurred for expected losses on future draws under FSTAR 2005-1. The securitization continues to have significant value in its residual and transferor’s interest and the note insurer has not been required to perform under its contract.
     During the fourth quarter 2009, we determined that a liability for expected losses on future draws was required to be recorded for FSTAR 2006-2 as the value of our transferor interest approached $0. In order to estimate losses on future draws and the timing of such losses, a forecast for the draw reserve was established. The forecast was used as the basis for recording the liability. Historical observations and draw behavior formed the basis for establishing the key assumptions and forecasted draw reserve.
     First, the forecast assumed a 100% loss on all future draws. Second, the forecast projected future obligations on a monthly basis using a three-month rolling average of the actual draws as a percentage of the unfunded balance. For example, for the period ended November 30, 2009, the three- month rolling average draw rate was 2.98% of the unfunded commitments(still active). This percentage was computed by dividing (i) the actual draw rate over the three month period ending on that date, by (ii) the balance of the unfunded commitments still active on that date. With respect to November 2009, such three month period ended on November 30, 2009.
     The draw rate was then used to project monthly draws through the remaining expected life of the securitization. In doing so, the 2.98% draw rate (as noted above) was applied against the expected declining level of unfunded commitments in future months caused by payoffs, credit terminations and line cancellations, This rate of decline was based on historical experience within the securitization pool of loans.
     These calculations of future monthly draws comprise, in the aggregate, the total dollar amount of expected future draws from the securitization pool. Despite a significant reduction in the unfunded commitments, we have not observed a similar reduction in the actual draw rate. Even with a constant draw rate, such total dollar amount declines to the extent the level of unfunded commitments that are still active declines, as is the case in our forecast. Nonetheless, the rate of draw remains constant, which is reflected in the constant rate of expected total future draws of 42.45% (computed as dollar amount of expected future draws divided by dollar amount of now-current dollar amount of unfunded commitments still active).
     Because the expected loss on future draws in November 2009 was 100%, the expected future draws equaled the potential future draw liability at that date. We used the same analysis as of June 30, 2009 and September 30, 2009; however, because the expected loss on future draws was less than 100% on each of those dates, the expected future draws determined as of such dates were each multiplied by their respective expected loss rate to determine the potential future liability on such date.

     As indicated above, the forecast uses a constant draw rate as a percentage of the current unfunded balance that is based on historical observations and draw behavior. The forecast does not contemplate currently inactive accounts becoming active and thereby becoming eligible for draw. This is because the nature of the loans that do not currently generate transferor’s interests have characteristics that suggest an extremely low likelihood of doing so in the future. Such loans are those in which the draw feature has been discontinued pursuant to the terms of the underlying loan agreement due to a credit-related deficiency of the borrower or due to a decline in the value of the related residential property serving as collateral.
     The forecast also reflects the low or zero draw rates of certain of the unfunded commitments that are still active (i.e., $24.7 million for FSTAR 2005-1 and $17.8 million for FSTAR 2006-2 at November 30, 2009). For instance, some loans are still active but have never been drawn upon, suggesting that the loan may have been acquired at the time of a related first mortgage origination solely for contingency purposes but without any actual intent to draw. Similarly, another group of active loans were fully drawn upon at the time of the related first mortgage origination and have been paid down over time, suggesting that the borrower intended the HELOC to serve more as a second mortgage rather than as a revolving line of credit.]
     Supplement, and where applicable replace, the disclosure under “Item 8. Financial Statements and Supplementary Data, Note 8 — Private-label Securitization Activity” with the following disclosure:
     The following table outlines our expected losses on future draws at each period indicated.
FSTAR 2006-2

		Expected Future
		Draws as % of	Expected		Potential
	Unfunded	Unfunded	Future	Expected	Future
As of	Commitments(1)	Commitments(2)	Draws(3)	Loss(4)	Liability(5)
June 30, 2009	$35,499,131	42.45%	$15,068,159	22.75%	$3,428,006
September 30, 2009	$21,773,682	42.45%	$9,242,178	89.18%	$8,242,175
November 30, 2009	$17,846,201	42.45%	$7,575,098	100.00%	$7,575,098

(1)	Unfunded commitments represent the amounts currently fundable at the dates indicated because the underlying borrowers’ lines of credit are still active.

(2)	Expected future draws on unfunded commitments represents the historical draw rate within the securitization . The historical draw rate has been consistent during 2009

(3)	Expected future draws reflects unfunded commitments multiplied by expected future draws percentage.

(4)	Expected losses represents an estimated reduction in carrying value of future draws.

(5)	Potential future liability reflects expected future draws multiplied by expected losses.
     There are two distinct components to the assumptions underlying the loss rate on the transferor’s interests. First, the structure of the securitization provided for losses in the transaction to be shared pari passu, i.e., equally, among the parties rather than being borne solely or primarily by Flagstar. Second, to the extent that underlying claims to the insurer increased concurrently with credit losses, the reimbursement owed to the insurer from the waterfall also increased. In June, we projected that the excess spread was sufficient to cover all expected claims due to the insurer. At that time, the loss rate for the transferor’s interests represented the present value of the insurer’s share in the collateral pool’s forecasted losses During the quarter ended September 30, 2009, our projected cumulative credit losses for loans in the securitization increased significantly as previously disclosed in the Private-Label Securitization Activity footnote to our previously filed Form 10-Q’s for 2009. Based on this significant increase, we projected in September that the insurer’s claims were no longer supported solely by the excess spread, but instead a portion of the transferor’s interest was also required in order to reimburse the insurer for its claims. Consequently, the loss rate for September included both the share of the collateral pool’s forecasted losses and the amount of the insurer’s claims not reimbursed through excess spread. As such, we determined that there was a significant increase to the expected loss rate for future draws at September 30, 2009. However, after reviewing the effect of the revised loss rate and the resulting potential future liability, we determined, and our auditors concurred, that our recording of a liability regarding transferors’ interests at that time would not have a material effect on our financials statements. However, in November, the excess spread and the transferor’s interests were insufficient to support the repayment of the insurer’s claims, and the assumed loss rate increased to 100%, giving rise to our recording of the related liability at that time.
     Supplement, and where applicable replace, the disclosure under “Item 8. Financial Statements and Supplementary Data, Note 8 — Private-label Securitization Activity” with the following disclosure:

	2005-1 at	2005-1	2006-2 at	2006-2 current
Securitization	Inception	current levels	inception	levels
Number of loans	8,155	3,907	4,186	3,384
Aggregate principal balance	$600,000,000	$189,395,971	$302,182,242	$230,502,825
Average principal balance	$55,204	$48,476	$72,189	$68,115
Weighted average fully indexed interest rate	8.434%	5.97%	9.432%	7.01%
Weighted average original term	120 months	120 months	120 months	120 months
Weighted average remaining term	112 months	73 months	112 months	87 months
Weighted average original credit score	722	720	715	720

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FLAGSTAR BANCORP, INC.
Dated: December 30, 2009	By:	/s/ Paul D. Borja
Paul D. Borja
Executive Vice-President and Chief Financial Officer